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                     SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            _________________________

                                    FORM 8-K
                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



      Date of Report (Date of earliest event reported) ----- June 7, 1996


                                BEC GROUP, INC.
                                ---------------
               (Exact name of Registrant as specified in charter)


         Delaware                   1-14360                     13-3868804
(State of Incorporation)      (Commission File No.)      (IRS Employer Id. No.)

  Suite B-302, 555 Theodore Fremd Avenue, Rye, New York               10580
  -------------------------------------------------------------------------
           (Address of Principal executive offices)                (Zip Code)


Registrant's telephone number, including area code:         (914) 967-9400

        ________________________________________________________________
         (Former name or former address, if changed since last report.)


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
ITEM 5.  OTHER EVENTS.


As reported in Part I, Item 2 of the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, on May 3, 1996, Benson Eyecare Corporation ("Benson"), BEC Group, Inc. ("BEC"), Essilor International, S.A. ("Essilor"), Essilor of America, Inc. ("Essilor of America") and Essilor Acquisition Corporation, Inc. ("Essilor Sub") effected a Merger pursuant to which Essilor purchased Benson and the Omega Group, Benson's wholesale optical laboratory business. Benson also entered into an Asset Purchase Agreement, pursuant to which Benson's lens manufacturing business, Orcolite, was purchased by the Monsanto Company on May 3, 1996 (the "Asset Sale"). Pursuant to the Merger, each outstanding share of Benson common stock was exchanged for $6.60 in cash, and one share of BEC's common stock was received for every two shares of Benson common stock.

For accounting purposes, BEC was considered the continuing entity.
Accordingly, the Merger and Asset Sale were considered to be a sale of Omega and Orcolite by BEC to Essilor and Monsanto, respectively. The accounting treatment of the Merger and Asset Sale differs from the legal structure and the federal income tax treatment. The gain on the sale of these businesses and the results of operations for these businesses has been presented as discontinued operations of BEC. The cash merger consideration has been treated as a dividend of BEC. The assets of the discontinued operations, net of liabilities, have been presented as investment in discontinued operations at December 31, 1995. The Company is filing pursuant to Item 7 of this Current Report on Form 8-K audited restated financial statements reflecting such discontinued operations.

In its Current Report on Form 8-K dated May 20, 1996, BEC announced that it had made a formal offer to acquire ILC Technologies, Inc. ("ILC"). By letter dated June 3, 1996, ILC informed BEC that ILC's Board of Directors had considered BEC's proposal and had decided not to pursue discussions with BEC regarding the proposal. On June 4, 1996, BEC announced that it had withdrawn its offer. Copies of BEC's June 4, 1996 press release and of correspondence from BEC to ILC relating to the proposal and its withdrawal by BEC are filed as Exhibits
99.1 through 99.3 to this Current Report on Form 8-K.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.


         (A)     FINANCIAL STATEMENTS

                 The following financial statements are filed as part of this Current Report on Form 8-K.

                 Audited restated financial statements of the Registrant for the years ending December 31, 1995, 1994 and 1993, taking into account the effect of the accounting treatment of the transactions described in Item 5 of this Current Report on Form 8-K.

                       Report of Independent Accountants



To the Board of Directors and
Stockholders of BEC Group, Inc. (formerly Benson Eyecare Corporation)

In our opinion, based upon our audits and the report of other auditors, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of BEC Group, Inc. (formerly Benson Eyecare Corporation) and its subsidiaries at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Bolle America, Inc., which statements reflect total assets of $17,549,396 at December 31, 1994 and total revenues of $23,093,819 and $18,377,332 for the years ended December 31, 1994 and 1993. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Bolle America, Inc., is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.





PRICE WATERHOUSE LLP

Dallas, Texas
March 8, 1996, except as to Notes 2 and 10 which are as of May 3, 1996

                         INDEPENDENT AUDITOR'S REPORT




THE BOARD OF DIRECTORS AND STOCKHOLDERS
BOLLE AMERICA, INC.:


We have audited the balance sheets of Bolle America, Inc. as of December 31, 1994 and 1993, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994, which financial statements are not separately presented herein. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amount and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bolle America, Inc. as of December 31, 1994 and 1993, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1994, in conformity with generally accepted accounting principles.




                                               /s/ KPMG PEAT MARWICK LLP
                                               KPMG Peat Marwick LLP



Denver, Colorado
January 20, 1995

CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per share data)

                                                                                   December 31,
                                                                                   ------------
ASSETS                                                                         1995             1994
                                                                               ----             ----
Current assets:
  Cash and cash equivalents                                                $     4,903       $   17,350
  Trade receivables, less allowance for doubtful
    accounts of $2,028 and $2,070                                               29,438           28,062
  Inventories                                                                   52,337           35,321
  Investment in discontinued operations                                        127,316           96,535
  Other current assets                                                           7,313            6,001
                                                                           -----------       ----------
    Total current assets                                                       221,307          183,269

Property and equipment, net                                                     17,532           16,754
Goodwill, net                                                                   17,341           17,853
Intangible assets, net                                                          10,985           11,101
Equity in and notes receivable
  from affiliated companies                                                     10,564            9,929
Other assets                                                                    19,015           15,274
                                                                           -----------       ----------
  Total assets                                                             $   296,744        $ 254,180
                                                                           ===========       ==========


LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Short-term debt                                                          $    62,738       $   41,921
  Accounts payable                                                              23,068           20,876
  Accrued compensation                                                           3,080            3,471
  Other accrued expenses                                                        11,728           12,167
                                                                           -----------       ----------
    Total current liabilities                                                  100,614           78,435

Long-term debt                                                                  59,556           56,244
Other long-term liabilities                                                      5,517            8,511
                                                                           -----------       ----------
    Total liabilities                                                          165,687          143,190
                                                                           -----------       ----------

Commitments and contingencies

Stockholders' equity:
  Preferred stock - par value $1;
    500 shares authorized; none outstanding
  Common stock - par value $.01; 60,000 shares
    authorized; 32,101 and 29,070 shares issued                                    321              291
  Additional paid-in capital                                                   131,553          104,782
  Cumulative translation adjustment                                                (77)            (103)
  Treasury stock - 195 shares at cost                                           (1,365)          (1,365)
  Retained earnings                                                                625            7,385
                                                                           -----------       ----------
    Total stockholders' equity                                                 131,057          110,990
                                                                           -----------       ----------

    Total liabilities and stockholders' equity                             $   296,744       $  254,180
                                                                           ===========       ==========





            See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

                                                                   For the year ended December 31,
                                                                   -------------------------------
                                                               1995              1994              1993
                                                               ----              ----              ----
Net sales                                                   $ 163,706         $ 163,920        $ 100,461

Costs and expenses:
  Cost of sales                                                89,273            77,490           43,392
  Selling, general and
    administrative expense                                     67,087            74,499           56,808
  Special charges                                              17,972
  Merger related expenses                                       3,050
  Interest expense                                              6,762             4,283            1,274
  Other income, net                                            (3,298)           (1,506)            (438)
                                                            ---------         ---------        ---------
    Total costs and expenses                                  180,846           154,766          101,036
                                                            ---------         ---------        ---------

Income (loss) from continuing operations
  before income taxes                                         (17,140)            9,154             (575)
Provision (benefit) for income taxes                           (6,170)            3,295              577
                                                            ---------         ---------        ---------
Income (loss) from continuing operations                      (10,970)            5,859           (1,152)

Income from discontinued operations                             4,210             4,307
                                                            ---------         ---------        ---------

Net income (loss)                                           $  (6,760)        $  10,166        $  (1,152)
                                                            =========         =========        =========

Pro forma weighted average common shares
  outstanding                                                  17,600            17,600           17,600
                                                            =========         =========        =========

Income (loss) per share:
Income (loss) from continuing operations                    $   (0.62)        $    0.33        $   (0.07)
Income from discontinued operations                              0.24              0.25
                                                            ---------         ---------        ---------
Net income (loss) per share                                 $   (0.38)        $    0.58        $   (0.07)
                                                            =========         =========        =========






          See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
For THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
(Amounts in thousands)

                                                                                Additional      Retained
                                                          Common Stock            paid-in       earnings    Treasury
                                                     Shares        Par value      capital       (deficit)     stock
                                                     ------        ---------      --------      ---------     -----
1993:
Balance - beginning of year                           13,365       $    134       $  7,169      $  (1,579)
  Shares issued for acquisitions                       2,322             24          8,142
  Shares issued through public
    offering, net of expenses                          4,025             40         24,281
  Conversion of convertible debt                         843              8          3,890
  Other issuances of common stock                          1                             5
  Compensation accrued for stock options                                                92
  Net loss                                                                                         (1,152)
                                                      ------       --------       --------      ---------      --------
Balance - December 31, 1993                           20,556            206         43,579         (2,731)

1994:
  Shares issued for acquisitions                       7,118             71         49,041
  Shares issued through public
    offering, net of expenses                            969             10          9,952
  Exercise of stock options                              310              3          1,420
  Conversion of convertible debt                          78              1            349
  Compensation accrued for stock options                                               161
  Other issuances of common stock                         20                           150
  Stock contributed to pension plan                       19                           130
  Cash dividend to stockholders                                                                       (50)
  Treasury stock                                                                                                 (1,365)
  Net income                                                                                       10,166
                                                      ------       --------       --------      ---------      --------
Balance - December 31, 1994                           29,070            291        104,782          7,385        (1,365)

1995:
  Shares issued for acquisitions                         316              3          2,843
  Shares issued through public
    offering, net of expenses                          2,356             24         22,012
  Exercise of stock options                              317              3          1,410
  Compensation accrued for stock options                                               146
  Other issuances of common stock                         17                           115
  Stock contributed to pension plan                       25                           245
  Net loss                                                                                         (6,760)
                                                      ------       --------       --------      ---------      --------

Balance - December 31, 1995                           32,101       $    321       $131,553      $     625      $ (1,365)
                                                      ======       ========       ========      =========      ========





          See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

                                                                       For the year ended December 31,
                                                                       -------------------------------
                                                                   1995               1994             1993
                                                                   ----               ----             ----
Cash flows from operating activities:
  Net income (loss)                                              $(10,970)           $ 5,859         $(1,152)
  Adjustments to reconcile income (loss) to net
    cash provided (used) by operating activities:
  Special charges and merger related
    expenses, net of payments                                      11,438
  Depreciation and amortization                                    10,527              6,798           3,118
  Bad debt expense                                                    474                719             408
  Loss (gain) on sale of property and equipment                      (269)              (260)            353
  Stock compensation expense                                           15                161              92
Changes in current assets and liabilities (net of
    effect of companies acquired):
  Accounts receivable                                              (2,799)            (8,035)          2,524
  Inventories                                                     (18,277)            16,418         (12,402)
  Other assets                                                     (8,996)             7,394            (335)
  Accounts payable                                                  4,324              5,654           6,753
  Accrued expenses and other                                      (11,201)           (22,934)         (1,935)
Cash provided by discontinued operations                           13,598              7,078
                                                                 --------            -------         -------
      Net cash provided (used) by operating activities            (12,136)            18,852          (2,576)
                                                                 --------            -------         -------

Cash flows from investing activities:
  Cash expended in acquisitions,
    net of cash received                                           (3,866)           (72,643)        (16,419)
  Capital expenditures                                            (17,981)           (10,714)         (2,630)
  Proceeds from sale of fixed assets                                3,655              1,129             136
  Investment in affiliated companies                                                  (7,481)         (1,546)
  Cash used by discontinued operations                            (20,531)              (835)
                                                                 --------            -------         -------
    Net cash used by investing activities                         (38,723)           (90,544)        (20,459)
                                                                 --------            -------         -------
Cash flows from financing activities:
  Net proceeds from issuance of long-term debt
  Payments on notes payable and mortgages                           4,000             44,461
  Proceeds (payments) from revolving credit line                   (1,172)            (3,583)         (2,721)
  Proceeds from issuance of common stock                           22,540             18,439            (146)
  Cash dividends to stockholders                                   23,548             11,534          25,487
                                                                                         (50)
  Cash provided (used) by discontinued operations                 (10,530)            13,298
                                                                 --------            -------         -------
    Net cash provided by financing activities                      38,386             84,099          22,620
                                                                 --------            -------         -------

Effect on cash of changes in foreign exchange rates                    26                (82)            (21)
                                                                 --------            -------         -------
Net increase (decrease) in cash                                   (12,447)            12,325            (436)

Cash and cash equivalents at beginning of year                     17,350              5,025           5,461
                                                                 --------            -------         -------
Cash and cash equivalents at end of year                         $  4,903            $17,350         $ 5,025
                                                                 ========            =======         =======




CONSOLIDATED STATEMENTS OF CASH FLOWS
(Continued)

                                                                        For the year ended December 31,
                                                                        -------------------------------
                                                                 1995                1994               1993
                                                                 ----                ----               ----
Supplemental disclosures of cash flow information:
      Interest paid                                             $ 9,142             $ 4,274            $ 1,258
      Income taxes paid                                             910               2,222                635

Noncash transactions:

1995

o Received a $5.9 million non-interest bearing convertible note receivable ($1.9 million carrying value) in exchange for trade and notes receivable.
o Certain business combinations and divestitures were consummated during the year. The acquisitions were funded through a combination of cash, equity and debt. The acquisition of Hanovia Lamps is presented in continuing operations and the acquisitions of DBL Management, Inc. and Langley Optical Company are presented in discontinued operations. The fair values of the assets and liabilities at the dates of acquisition are presented as follows:

          Accounts receivable                                                       $   2,888
          Inventories                                                                    (275)
          Property and equipment                                                          622
          Goodwill                                                                     13,841
          Intangible assets                                                             1,350
          Other assets                                                                    633
          Short-term debt                                                                 (92)
          Accounts payable and accrued liabilities                                     (1,840)
          Other long-term liabilities                                                   2,508
                                                                                     --------
                  Net assets acquired                                                $ 19,635
                                                                                     ========

1994
o Received 195 shares of common stock as partial payment of management fee from Superior Eye Care.
o Received notes receivable and stock in connection with dispositions of retail assets.
o Certain business combinations were consummated during the year. The acquisition of ORC, completed in October 1994, consisted primarily of Omega and Orcolite, which are now discontinued operations.
    The acquisition of Opti-Ray is included and is part of continuing operations. The acquisitions were funded through a combination of cash, common stock and debt. The fair values of the assets and liabilities at the dates of acquisition are presented as follows:

          Accounts receivable                                                      $  21,507
          Inventories                                                                 37,822
          Property and equipment                                                      34,250
          Goodwill                                                                    67,086
          Intangible assets                                                            7,886
          Other assets                                                                58,615
          Short-term debt                                                               (966)
          Accounts payable and accrued liabilities                                   (46,430)
          Other long-term liabilities                                                (22,712)
                                                                                   ---------
                  Net assets acquired                                              $ 157,058
                                                                                   =========

(Continued)

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Continued)


1993

o Issued 843 shares of common stock upon the conversion of $3,898 of convertible subordinated debentures.
o   Financed the addition of $229 in
    equipment through capital leases.
o Certain business combinations were consummated during the year. All business combinations consummated during 1993 are presented in continuing operations. The acquisitions were funded through a combination of cash, common stock and debt. The fair values of the assets and liabilities at the dates of acquisition are presented as follows:

          Accounts receivable                                                        $ 16,076
          Inventories                                                                  11,049
          Property and equipment                                                        6,950
          Goodwill                                                                         30
          Intangible assets                                                            13,181
          Other assets                                                                    822
          Short-term debt                                                              (9,371)
          Accounts payable and accrued liabilities                                    (12,099)
          Other long-term liabilities                                                  (2,971)
                                                                                     --------
              Net assets acquired                                                    $ 23,667
                                                                                     ========

o Acquired shares in an affiliated company with a fair value of approximately $1.1 million in exchange for a trademark with a cost of a similar amount.





          See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Amounts in thousands, except per share data, unless otherwise noted)

NOTE 1 - BUSINESS, POOLING OF INTERESTS AND BASIS OF PRESENTATION

Business

BEC Group, Inc. (the "Company" or "BEC Group") is a leading optics company through its Sunglass Group and Optical Technologies Group. The Sunglass Group includes the Foster Grant Group, the largest distributor of value-priced sunglasses and reading glasses in the United States, and Bolle America, Inc. ("Bolle America"), the exclusive United States marketer and distributor of Bolle premium sunglasses, sports shields and goggles. The Optical Technologies Group manufactures and markets advanced lighting, electronic and electroformed products to a diverse customer base. The evolution of the Company to its present composition was accomplished through a series of acquisitions and divestitures which were consummated during the period from October 1992 through May 3, 1996. (Notes 2 and 5)

Pooling of Interests and Basis of Presentation

The consolidated financial statements include the accounts of the Company with Bolle America to reflect the pooling of interests, consummated on November 2, 1995, for all periods presented. (Note 5)

Results of continuing operations of the previously separate companies described above for the year ended December 31, 1994 and the nine months ended September 30, 1995, the end of the interim period nearest the date that the combination was consummated, are as follows:

                          BEC      Bolle
                         Group    America    Combined
                         -----    -------    --------
Nine months ended
September 30, 1995
  Net Sales          $ 112,824     19,663    $ 132,487
  Income (loss)
     from continuing
     operations         (7,189)     1,279       (5,910)
Year ended
December 31, 1994
  Net sales            140,827     23,093      163,920
  Income from
    continuing
    operations           3,922      1,937        5,859

There were no pre-merger transactions between the companies.

NOTE 2 - DISCONTINUED OPERATIONS

On May 3, 1996, Benson Eyecare Corporation ("Benson"), BEC Group (a wholly owned subsidiary of Benson), Essilor International, S.A. ("Essilor"), Essilor of America, Inc., a wholly owned subsidiary of Essilor ("Essilor of America") and Essilor Acquisition Corporation, Inc. ("Essilor Sub"), a wholly owned subsidiary of Essilor of America (collectively "Essilor"), consummated an Agreement and Plan of Merger, as amended (the "Merger"), pursuant to which Essilor purchased Benson and the Omega Group, Benson's wholesale optical laboratory business. Benson also consummated an Asset Purchase Agreement, pursuant to which Benson's lens manufacturing business, Orcolite, was purchased by Monsanto Company (the "Asset Sale"). Both the Merger Agreement and the Asset Purchase Agreement were entered into on February 11, 1996.

Pursuant to the Merger, each outstanding share of Benson common stock was converted into $6.60 in cash, and one share of BEC Group common stock was received for every two shares of Benson common stock. Upon consummation of the Merger, the equity interest in Benson of its stockholders ceased and Benson became a wholly owned subsidiary of Essilor of America. BEC Group was registered with the Securities and Exchange Commission and is traded on the New York Stock Exchange.

Prior to the Merger and Asset Sale, which in substance resulted in the sale of the prescription eyewear business, all of the businesses, assets and liabilities of Benson not subject to the Merger and Asset Sale, namely, the Sunglass Group and the Optical Technologies Group, were transferred to BEC Group. Accordingly, the prescription eyewear businesses are presented as discontinued operations of BEC Group. The consolidated statements of operations have been restated to report the results of operations, net of income taxes of the BEC Group businesses as continuing operations, and the prescription eyewear businesses as discontinued operations. The assets of the discontinued operations, net of liabilities, are presented as investment in discontinued operations at December 31, 1995 and 1994.

For accounting purposes, BEC Group is considered the continuing entity. The accounting treatment of the Merger and Asset Sale differs from the legal and federal income tax treatment. The Merger Agreement also provides that, should the Omega Group business not achieve certain operating results for the year ending December 31, 1996, Essilor is entitled to receive up to 4.9%, on a grossed-up basis, of the common stock of BEC Group at May 3, 1996. As a result of this commitment, a portion of the accounting gain will be deferred as a contingent valuation right. If the shares are issued to Essilor, a charge will be recognized against this contingent valuation right.

The gain on the sale of the discontinued operations, which was reported in the Company's statement of operations for the three months ended March 31, 1996, as the May 3, 1996 closing date preceeded the release of the March 31, 1996 quarterly financials, was determined as follows:

    Sales price                 $ 256,961
    Less net assets sold         (130,181)
    Less transaction expenses     (26,870)
                                ---------
    Gain                        $  99,910
                                ==========

Summarized information on the discontinued operations is as follows:

                              For the year ended
                              -------------------
                              1995           1994
                              ----           ----
Net sales                   $138,130       $28,312
Income before
income taxes                  10,180         2,272
Income tax expense
(benefit)                      5,970        (2,035)
Net income                     4,210         4,307

The discontinued prescription eyewear business was purchased on October 12, 1994; therefore, the results are not included in 1993 historical results of the Company.

BEC Group also entered into an indemnification agreement, whereby BEC Group has agreed to indemnify Essilor against all federal income and other taxes for any taxable period before the Merger was consummated. BEC Group has also agreed to indemnify the above named parties against all losses or liabilities arising from misrepresentation or breaches of warranty.

Pursuant to the Merger, all Benson stock options were canceled. Continuing BEC Group option holders received cash and new options in exchange for their Benson options. Option holders from discontinued operations received cash and BEC Group stock in exchange for their Benson options.

NOTE 3 - SPECIAL CHARGES AND MERGER RELATED EXPENSES

Starting in the third quarter and culminating in the fourth quarter of 1995, the Company took actions to reorganize its Sunglass Group distribution operations and exit the display production business. The Company also incurred charges in connection with the Bolle America pooling of interests. Special charges and merger related expenses of $21.0 million for the year include: (i) a $6.7 million provision for realigning the in-house display function of the Foster Grant Group in connection with the sale of the display manufacturing business to HMG Worldwide (Note 5);(ii) a $4.3 million charge to reflect the impairment of certain notes receivable and trade accounts receivable from OCA Acquisition, Inc., dba Optical Corporation of America ("OCA") prior to the exchange of such assets for a $5.9 million ($1.9 million carrying value) non-interest bearing convertible note receivable from Sterling Vision, Inc. (Note 5); (iii) a $4.2 million charge for reorganization and integration of the Foster Grant Group's distribution operations, including costs to terminate certain employees and close the California distribution facility, resolution of distribution integration issues, streamlining new Dallas warehousing operations, and reorganization of the SKU numbering system; (iv) a $3.4 million charge for merger related and other costs, including $3.1 million associated with the Bolle America acquisition, including professional fees, investment banking fees and the termination fee paid to the former president of Bolle America, and (v) the write-off of $2.4 million of deferred financing costs in connection with a change in the Company's banking syndicate in September, 1995. Substantially all charges, excluding asset write downs, were cash in nature. At December 31, 1995, approximately $.5 million of such cash charges were unpaid.

NOTE 4 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Investments in certain less than 50% owned affiliates are accounted for by the equity method. Investments in less than 20% owned affiliates are accounted for by the cost method (Note 9). All significant intercompany transactions, profits and accounts have been eliminated in consolidation.

Cash Equivalents

Cash equivalents include all temporary cash investments with original maturities of three months or less. The carrying value is equal to market value.

Revenue Recognition

The Sunglass Group business recognizes revenue at time of shipment with estimates provided for returns based upon historical experience. The Optical Technologies Group recognizes revenue upon shipment or delivery of products.

Concentration of Credit Risk and Major Customers

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable and notes receivable, primarily to mass merchant customers in the retail industry. Trade receivables arising from sales to customers are not collateralized and as a result management continually monitors the financial condition of these customers to reduce the risk of loss. Notes receivable arise from the divestiture of certain businesses and related assets in 1995 and 1994. The carrying value of notes receivable approximates fair value.

Foreign Currency Translation

All balance sheet accounts of foreign operations are translated at the current exchange rate as of the end of the period. Results of operations are translated at average currency exchange rates. The resulting translation adjustment is recorded as a separate component of stockholders' equity.

Foreign Currency Transactions

The Company has entered into a series of agreements with a vendor providing a series of fixed exchange rates on the French franc/U.S. dollar exchange rate for inventory purchases from that vendor. From time to time, the Company may also enter into foreign currency forward contracts to hedge against the effects of foreign currency fluctuations on inventory purchases and the settlement of trade accounts payable. Foreign currency transaction gains and losses are recorded in Other income, net when realized.

Inventories

Inventories, which consist primarily of raw materials and finished goods held for resale, are stated at the lower of cost, determined on a first-in first-out basis, or market. Costs include material, direct labor, and overhead.

Warranties

Certain sales are subject to warranty against defects in material and workmanship for varying periods. The Company provides for such potential future costs at the time the sales are recorded.

Property and Equipment

Property and equipment are stated at cost. Additions and improvements are capitalized. Maintenance and repairs are expensed as incurred. Depreciation is computed on a straight line basis for financial reporting purposes, and on an accelerated basis for tax purposes, over the estimated useful lives of the assets. Useful lives range from 3 to 5 years for office equipment to 30 years
for buildings.   Asset cost and accumulated depreciation amounts are removed for dispositions and retirements, with resulting gains and losses reflected in earnings.

Displays

The Company capitalizes the cost of display fixtures shipped to customers. The displays are depreciated over the expected useful lives of the displays, generally one to three years. Depreciation expense recorded for the years ended December 31, 1995, 1994 and 1993 was $6,389, $3,476 and $536, respectively. Displays are included in other assets.

Goodwill and Intangible Assets

Goodwill represents the excess cost over the fair value of net assets acquired in business combinations accounted for under the purchase method. Intangible assets consist principally of trademarks and other identifiable intangible assets.

Goodwill and intangible assets are amortized on a straight line basis over estimated useful lives which approximate 30- 40 years for goodwill, 20 years for trademarks, and from 3-10 years for other identifiable intangibles. At each balance sheet date, the Company evaluates the realizability of goodwill and intangible assets based upon expectations of undiscounted cash flows of each subsidiary having a significant goodwill or intangible assets balance. Should this review indicate that goodwill or intangible assets will not be recoverable, the company's carrying value of the goodwill or intangible assets will be reduced by the estimated shortfall of discounted cashflows. Based upon its most recent analysis, the Company believes that no material impairment of goodwill or intangible assets exists. Amortization of goodwill recorded for the years ended December 31, 1995, 1994 and 1993 was $341, $90, and $34, respectively.

Income Taxes

Deferred income taxes are provided on the difference in basis of assets and liabilities between financial reporting and tax returns using enacted tax rates. A valuation allowance is recorded when realization of deferred tax assets is not assured.

Earnings Per Share

Earnings per share is computed by dividing net earnings or loss by the weighted average number of shares of common stock and common stock equivalents outstanding during each year. Common stock equivalents consist of the dilutive effect of common shares which may be issued upon exercise of stock options and warrants.

The number of common shares issued and outstanding as of December 31, 1995 and 1994 have not been adjusted to reflect the Merger and Asset Sale and represent the historical stockholders equity of Benson.

The pro forma weighted average shares outstanding reflects the effect of the Merger and Asset Sale and represents the approximate number of common shares outstanding including common stock equivalents of BEC Group following the Merger and Asset Sale.

New Accounting Pronouncements

Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, establishes financial accounting and reporting requirements for stock-based employee compensation plans. The Company intends to adopt the reporting requirements of SFAS 123 in 1996 and does not expect implementation of the new standard to have a significant impact on its financial position or results of operations.

SFAS No. 121, Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed Of, establishes financial accounting standards for the impairment of long lived assets. The Company intends to adopt FAS 121 in 1996 and does not expect implementation to have a significant effect on the financial statements of the Company.

Reclassifications

Certain amounts in the 1994 and 1993 financial statements have been reclassified to conform with the 1995 presentation.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

NOTE 5 - BUSINESS COMBINATIONS

1995 BUSINESS COMBINATIONS

Bolle America, Inc.

Effective November 2, 1995, the Company acquired all of the outstanding common stock of Bolle America in exchange for 3,265 shares of the Company's common stock, valued at $31 million. The business combination was accounted for as a pooling of interests and accordingly, the financial statements of Bolle were combined with those of the Company. The Company has entered into employment, consulting and noncompete agreements with the former president of Bolle America providing for annual payments of $255 from 1996 through 2000.

1995 DIVESTITURES

Effective September 30, 1995, the Company sold 100% of the issued and outstanding capital stock of Intermark Display Corporation ("IDC") formerly known as Pennsylvania Optical Company. The Company has a supply agreement with the purchaser of IDC for the purchase of display units. During the period from September 30, 1995 through December 31, 1995, the Company purchased $1.2 million of such services and at December 31, 1995 had prepaid $.9 million against future purchases.

Effective September 15, 1995, the Company exchanged its interests in notes receivable and trade accounts receivable from OCA for a $5.9 million ($1.9 million carrying value) non-interest bearing convertible note receivable from Sterling Vision, Inc. (Note 3).

Effective June 30, 1995, the Company sold 100% of the issued and outstanding capital stock of Superior Eye Care for aggregate consideration of $5 million. There was no gain or loss recorded on the transaction.

1994 BUSINESS COMBINATIONS

Opti-Ray, Inc.

Effective January 1, 1994, the Company acquired all of the issued and outstanding shares of capital stock of Opti-Ray, Inc. in a transaction accounted for as a purchase. The purchase price was $11.2 million, primarily cash. The consolidated financial statements include the operating results of Opti-Ray, Inc. from January 1, 1994.

Optical Radiation Corporation

On October 12, 1994, the Company acquired all of the issued and outstanding capital stock of Optical Radiation Corporation ("ORC"). The consideration was $143 million which consisted of $95 million of cash, and the issuance of 7.1 million shares of the Company's common stock, valued at $48 million. The acquisition was accounted for as a purchase with the operating results of ORC included in the consolidated financial statements from October 12, 1994. The allocation of purchase price included assignment of $7 million to trademarks and other identifiable intangible assets and $68 million to goodwill.

Pro forma information for the acquisition of ORC is not presented herein as the majority of the ORC business purchased was sold in connection with the Merger and Asset Sale on May 3, 1996 (Note 2).

1994 DIVESTITURES

On October 13, 1994, the Company sold the businesses and assets of the Ophthalmic Surgical Products Division of ORC for aggregate consideration of $4.6 million in cash and 61 shares of Mentor Corporation common stock. The consolidated financial statements do not include any operating results for this business. Other income, net for the year ended December 31, 1995 includes a realized gain of $515 from the sale of the Mentor stock.

On October 20, 1994, the Company sold 100% of the issued and outstanding capital stock of Benson Optical Co., Inc. ("Benson Optical") and Superior Optical Company, Inc. ("Superior Optical") for aggregate consideration of $3.5 million in notes receivable and $1.5 million of convertible preferred stock of OCA, which, if converted, represented a 19.9% equity interest. There was no gain or loss recorded on the sale. The note receivable was due October 2000, with interest payments due quarterly until October 1996, and interest and principal payments due quarterly thereafter. The fair value of the preferred stock approximated its carrying value at December 31, 1994, subject to adjustment based upon certain purchase price adjustments provided for in the purchase agreement. The Company's holdings in OCA were sold in 1995.

In August 1994, the Company sold the assets of certain retail optical stores owned by its subsidiary, Pembridge Optical Partners, Inc. ("Pembridge Optical"), to Sterling Vision, Inc. for consideration of $1.25 million in notes receivable due September 1997 which bear interest at prime plus 1.5%, payable monthly.

1993 BUSINESS COMBINATIONS

Superior Eye Care, Inc.

Effective April 30, 1993, the Company acquired all of the outstanding common stock of Superior Eye Care, Inc. ("Superior Eye Care") in exchange for 835 shares of the Company's common stock with a value of $5 million. This acquisition was accounted for as a purchase; allocation of purchase price included assignment of $2,100 to identifiable intangible assets. The 1993 consolidated financial statements include the operating results of Superior Eye Care from April 30, 1993. The Company sold Superior Eye Care in 1995.

The Bonneau Company and Pennsylvania Optical Company

Effective June 1, 1993, the Company acquired all of the outstanding common stock of The Bonneau Company and Pennsylvania Optical Company and certain properties (collectively "Bonneau") at a cost of $18.3 million. Consideration included $16.3 million of cash and the issuance of 237 shares of the Company's common stock. In addition, the purchase agreement provides for the possible issuance of up to an additional 296 shares of common stock over a three year period based upon the attainment of specified earnings targets. At December 31, 1995, 197 shares had been issued based upon attainment of earnings targets. Upon issuance of such shares, additional purchase consideration was recognized. The Company does not expect to issue any further shares under the agreement. The acquisition was accounted for as a purchase with the operating results of Bonneau included in the consolidated financial statements from June 1, 1993. The allocation of purchase price included assignment of $10,927 to trademarks and other identifiable intangible assets. The Company sold Pennsylvania Optical Company in 1995.

International Eyewear & Accessories, Inc.

Effective November 30, 1993, the Company acquired all of the outstanding common stock of International Eyewear & Accessories, Inc. ("International Eyewear") in exchange for 1,250 shares of the Company's common stock, valued at $10 million. The business combination was accounted for as a pooling of interests and, accordingly, the financial statements of International Eyewear were combined with those of the Company from the date of International Eyewear's inception of January 1, 1993.

Pro Forma Results of Operations

The following unaudited pro forma results of operations of the company are presented as if the acquisitions of Bonneau, Opti-Ray, and ORC, and the divestiture of the prescription eyewear segment, the retail operations of Benson Optical and Superior Optical, and the Ophthalmic Surgical Products Division of ORC had been consummated as of the beginning of 1993. The presentation below includes certain pro forma adjustments to give effect to these business combinations including the amortization of intangible assets, depreciation of property and equipment and adjustment of weighted average shares outstanding:

                              1994          1993
                              ----          ----
Net sales                   $169,764     $147,393
Income from
   continuing operations       9,063        4,052
Income per share from
   continuing operations         .51          .23

NOTE 6 - INVENTORIES

Inventories consist of the following at December 31:

                                  1995           1994
                                  ----           ----
Raw materials                 $  6,119        $  3,832
Work in progress                 2,549           2,011
Finished goods                  43,669          29,478
                               -------        --------
                               $52,337         $35,321
                               =======         =======

NOTE 7 - PROPERTY AND EQUIPMENT

Property and equipment consists of the following at December 31:

                                  1995          1994
                                  ----          ----
Land                           $ 1,849        $ 1,664
Buildings                        9,700          9,717
Machinery and equipment          7,812          6,787
Furniture and fixtures             676            703
Leasehold improvements              56            224
                               -------        -------
                                20,093         19,095
Less accumulated
  depreciation                  (2,561)        (2,341)
                               -------        -------
Net property and equipment     $17,532        $16,754
                               =======        =======

Depreciation expense for the years ended December 31, 1995, 1994 and 1993 was $1,556, $2,050 and $1,934, respectively.

NOTE 8 - INTANGIBLE ASSETS

Intangible assets and accumulated amortization at December 31, consist of the following:

                                   1995        1994
                                   ----        ----
Trademarks                      $ 10,854     $ 10,854
Other identifiable
   intangible assets               2,389        1,832
Less accumulated
   amortization                   (2,258)      (1,585)
                                --------     --------
                                $ 10,985     $ 11,101
                                ========     ========

Amortization expense for the years ended December 31, 1995, 1994 and 1993, was $1,032, $1,188 and $648, respectively.

NOTE 9 - INVESTMENT IN AFFILIATED COMPANIES

Ashfield Development

On August 8, 1994, the Company, through its wholly-owned subsidiary, Ashfield Development, Inc. ("Ashfield"), a British Virgin Islands corporation, subscribed for shares of Eyecare Products plc ("Eyecare Products"), in order to maintain the Company's holdings in Eyecare Products at 26.44%. Ashfield accounts for its interest in Eyecare Products under the equity method. On September 1, 1994, the Company sold 51% of its holdings in Ashfield to an Asian joint venture partner. During September 1994, the Company sold its holdings in Eyecare Products to Ashfield. No profit or losses were recorded on these transactions because the transactions were between companies under common control. From September 1, 1994, the Company has accounted for its investment in Ashfield on the equity method of accounting. The purchase by Ashfield of Eyecare Products shares was funded through loans by the Company in an aggregate amount of $9.9 million, bearing interest at 5%, payable annually. Ashfield also holds an investment in a manufacturing facility in China. The purchase of the investment was funded through a loan by the 51% joint venture partner.

For the years ended December 31, 1995 and 1994, the Company has recognized earnings of $525 and losses of $500, respectively, on its investment in Ashfield, primarily arising from Eyecare Product's net income in 1995. As part of the series of transactions leading up to the Merger on May 3, 1996, the assets and liabilities of Ashfield were distributed to its shareholders and Ashfield is in the process of liquidation. No gain or loss was recorded on the distribution. BEC Group now holds its investment in Eyecare Products directly.

Eyecare Products plc

The Company, through Ashfield, maintains an interest in Eyecare Products. Eyecare Products, through the acquisition of L'Amy S.A. in August 1994, is the largest frame manufacturer and distributor in France having sales of $95 million in 1995.

Eyecare Products shares several common directors with the Company, and the Company has a management agreement with Eyecare Products under which a management fee is paid to the Company, not to exceed .5% of Eyecare Products net sales. The Company recognized management fee income of $300 and $425 during each of the years ended December 31, 1995 and 1994, respectively.

Benson Partners I, L.P.

In December 1993, a partnership was formed in which a wholly owned subsidiary of the Company maintained a 1% general partnership interest. The primary business of the partnership was to invest in ORC. In October 1994, following the acquisition of ORC by the Company, Benson Partners distributed its assets. Immediately prior to the completion of the acquisition, the Company received 40 shares as its distribution. Through the Company's investment in Benson Partners, prior to June 30, 1994, the Company recognized income of $744 representing gain on the stock.

Superior Vision Services, Inc.

Effective September 30, 1994, Superior Vision Services, Inc. ("Superior Vision"), issued new shares of stock representing 80% of total shares issued. The shares were acquired by a non-executive director and shareholder of the Company whose holding in Superior Vision was subsequently diluted by the issuance of additional shares, representing a 40% interest in Superior Vision on a fully diluted basis, to an unrelated third party. The investment in Superior Vision was accounted for on the cost basis after September 30, 1994. For the year ended December 31, 1994, operating losses of $31 are included in the consolidated financial statements.

NOTE 10 - CREDIT FACILITIES

Short-Term Debt

Short-term debt consists of the following at December 31:

                                     1995        1994
                                     ----        ----
Revolving credit facility         $ 62,500    $ 36,766
Notes payable                                    5,000
Current maturities of
   long-term debt                      238         155
                                  --------    --------
                                  $ 62,738    $ 41,921
                                  ========    ========

New Credit Agreement

On April 3, 1996, the Company and certain of its subsidiaries entered into a Credit Agreement (the "Credit Agreement") with a syndicate of lenders (the "Lenders"), led by NationsBank, N.A., ("NationsBank"). The Credit Agreement provides for a $50 million credit facility, which is comprised of two separate facilities: a term loan facility which provides a term loan in the principal amount of $20 million and a revolving credit facility in the maximum aggregate principal amount of $30 million, which includes a letter of credit subfacility of $5 million. The interest rate applicable to the credit facilities will equal the Base Rate or the Eurodollar Rate (each, as defined in the Credit Agreement), as the Company may from time to time elect. The Base Rate will generally be equal to the sum of (a) the greater of (i) the prime rate as announced from time to time by NationsBank or (ii) the Federal Funds Rate plus one-half percent (0.5%), and (b) a margin ranging from 0% to .375%, depending upon the Company's satisfaction of certain financial criteria. The Eurodollar Rate will generally be equal to the interbank offered rate for Eurodollar deposits, as adjusted to give effect to Eurodollar reserve requirements, plus a margin ranging from .625% to 1.625%, depending upon the Company's satisfaction of certain financial criteria. The principal amount of the term loan is repayable in fifteen (15) equal consecutive quarterly installments of $1,250,000, commencing June 30, 1997; a sixteenth (16th) and final installment in the amount of all outstanding and unpaid principal is payable on May 3, 2001.

Revolving Credit Facility

At December 31, 1995, the Company, through its subsidiaries, had aggregate
borrowing capacity under a revolving credit agreement of $90 million.   During
1995, the weighted average interest rate on borrowings under the facility was 7.7%, the average outstanding balance was $61 million, and the maximum balance outstanding was $86.5 million.

The revolving credit facility had a five year term and interest accrued at variable rates based upon the Eurodollar Rate, 6.97% at December 31, 1995, with an initial rate equivalent to LIBOR plus 112 basis points. The facility was secured by inventory, trade accounts receivable and intangible assets. This facility was replaced by the New Credit Agreement on May 3, 1996.

At December 31, 1994, the Company, through its subsidiaries, had aggregate borrowing capacity of $80.4 million under secured lending facilities. All outstanding borrowings under the facility carried interest at prime plus .75% (9.25% at December 31, 1994). During 1994, the weighted average interest rate on borrowings under the facility was 8.6%, the average outstanding balance was $40.7 million, and the maximum balance outstanding was $45.9 million. During 1995, $75 million of such borrowing capacity was renegotiated and amended. The remaining $5.4 million of borrowing capacity expired December 31, 1995.

The Company was not in compliance with all debt covenants during 1995, primarily due to the special charges and merger related expenses; however, a waiver for non-compliance was received from the lenders. The Company was in compliance with all debt covenants during 1994.

Notes Payable

Notes payable at December 31, 1994 includes a term note guaranteed by a subsidiary and secured by certificates of deposit. The note bears interest at the Eurodollar Rate plus

2%, 8.18% at December 31, 1994. On March 6, 1995, the note was repaid with proceeds from the amended credit facility.

The carrying amounts of notes payable represent short term borrowings at market rates which approximate fair value.

Long-Term Debt

Long-term debt consists of the following at December 31:

                                    1995        1994
                                    ----        ----
Convertible subordinated notes  $ 40,950    $ 40,950
Mortgages                         18,823      14,956
Other long-term debt                             393
Capitalized lease obligations         21         100
                                --------    --------
                                  59,794      56,399
Less current maturities             (238)       (155)
                                --------    --------
                                $ 59,556    $ 56,244
                                ========    ========

Aggregate maturities of long-term debt are as follows:

             1996           $    238
             1997                247
             1998                271
             1999             14,748
             2000                191
             Thereafter       44,099
                            --------
                            $ 59,794
                            ========

The fair value of long term debt is estimated using incremental borrowing rates currently available to the Company. The carrying value of long-term debt approximates fair value.
Convertible Subordinated Notes

On May 9, 1994, the Company completed a public offering of $40,950 Convertible Subordinated Notes, due 2001 with a coupon rate of 8% and a conversion price of $9.056 per share. In connection with the Merger, holders of $40,395 Convertible Subordinated Notes due 2001 accepted a Conversion and Exchange Agreement whereby they exchanged one-half of their principal amount for new BEC Group 8% Convertible Notes due 2002 (the "BEC Group Notes"). The other half of their notes was converted into Merger Consideration using a $7.90 conversion price. The BEC Group Notes accrue interest semi- annually but do not pay interest until conversion or maturity. Interest may be paid in cash or in kind at the option of the Company. Conversion price for the BEC Group Notes is $5.75.

Mortgages

Mortgages payable include a $14,872, 10.25% mortgage payable secured by land and buildings in Azusa, California, with monthly principal and interest payments of $134 due through 1999 and a $3,951 mortgage bearing interest at LIBOR plus 1.85 basis points, secured by land and buildings in Dallas, Texas, with monthly principal and interest payments of $41 due through April 2001.

NOTE 11 - INCOME TAXES

The provision (benefit) from income taxes consists of the following:

                          1995     1994     1993
                          ----     ----     ----
Continuing operations:
   Current:
       Federal         $   478   $ 1,095  $  532
       State and local      76       182     152
   Deferred             (6,724)    2,018    (107)
                       -------   -------  ------
                       $(6,170)  $ 3,295  $  577
                       =======   =======  ======

Discontinued operations:
   Deferred             $5,970   $(2,035) $ -0-
                        ======   =======  ======

The Company's effective tax rates for continuing operations differs from the Federal statutory rate as follows:

                            1995       1994      1993
                            ----       ----      ----
Expected tax (benefit)
   at statutory rate       (35.0%)    35.0%    (34.0%)
State income taxes          (2.0%)     2.0%      2.4%
Effect of acquisitions
    and divestitures         2.4%     (9.7%)
Loss carried forward
   to future years                              34.0%
Goodwill amortization        1.4%      1.9%
Other, net                  (2.8%)     6.8%
                           ------     -----    ------
Provision (benefit)
   for income taxes        (36.0%)    36.0%      2.4%
                           ======     =====    ======

Significant components of deferred income taxes for continuing operations are as follows at December 31:

                                  1995        1994
                                  ----        ----
Loss carryforward              $ 2,059      $ 2,443
Accounts receivable              1,978          767
Notes receivable                 1,350
Pension                                         954
Inventories                      1,520          510
Other, net                       1,983        2,880
                               -------      -------
Deferred tax asset               8,890        7,554
                               -------      -------

Fixed assets                     3,512        2,542
Intangible assets                4,250        4,903
                               -------      -------
Deferred tax liability           7,762        7,445
                               -------      -------

Net deferred tax asset         $ 1,128      $   109
                               =======      =======

Significant components of deferred income taxes for discontinued operations are as follows at December 31:

                                  1995        1994
                                  ----        ----
Loss carryforward             $ 12,097     $ 11,036
Accounts receivable                391          412
Notes receivable
Pension
Inventories                        178           87
Other, net                         536          577
                              --------     --------
Gross deferred tax asset        13,202       12,112
Valuation allowance             (3,665)      (2,484)
                              --------     --------
Deferred tax asset               9,537        9,628
                              --------     --------

Fixed assets                     1,798        1,879
Intangible assets                  599          609
                              --------     --------
Deferred tax liability           2,397        2,488
                              --------     --------

Net deferred tax asset        $  7,140     $  7,140
                              ========     ========

A valuation allowance was established for the entire net tax benefit associated with substantially all carry forwards and temporary differences at December 31, 1993, as their realization was not assured. The effect on the income tax provision related to the valuation allowance was a benefit of $1,020 for the year ended December 31, 1994. The benefit related primarily to a change in judgment about the realizability of the related deferred tax assets caused by the divestiture of Benson Optical and Superior Vision (Note 5), as well as the continuing profitability of the Company's other business units. Net operating loss carry forwards amount to approximately $39 million and $37 million at December 31, 1995 and 1994, respectively.

In connection with acquisitions, during 1994, the Company recorded gross deferred tax assets of $9,733 and related valuation allowance of $2,484. In the event these deferred tax assets become fully realizable, the valuation allowance will be released against goodwill recorded in the acquisition. The effect on the income tax provision related to the valuation allowance was a charge of $1,181 for the year ended December 31, 1995. The increase in the valuation allowance was recorded as a result of the performance of the business in 1995.

NOTE 12 - STOCK OPTION PLANS

The Company may grant nonqualified stock options, incentive stock options or stock appreciation rights to officers, directors, consultants and key employees of the Company.

Options under nonqualified stock option plans are granted to officers, directors and key employees at prices determined by the Company's Board of Directors based upon market value on the date of grant. There were 566 shares available under these plans for future grants at December 31, 1995.

A summary of option transactions follows:

                    Option price  Number
                     range per      of     Expiration
                       share      shares      date
                       -----      ------      ----
Outstanding
  at 12/31/92       $1.50-2.50       290    2000-2002
Granted             $5.125-10.00     950
Cancelled           $2.00-5.125      (58)
                                   -----

Outstanding
  at 12/31/93       $1.50-10.00    1,182    2000-2003
Granted             $2.65-7.92     1,834
Exercised           $1.50-6.99      (310)
Cancelled           $2.00-10.00     (419)
                                   -----

Outstanding
  at 12/31/94       $1.50-8.45     2,287    1995-2001
Granted             $ 6.13-9.875     568
Exercised           $ 1.50-7.25     (317)
Cancelled           $7.00-7.25      (125)
                                   -----
Outstanding
  at 12/31/95       $1.50-9.875    2,413    1996-2001
                                   =====

Options generally vest evenly over a three or four year period beginning one year from the date of grant. A total of 285 options were granted in prior years at exercise prices less than the fair market value of common stock at date of grant; compensation expense has been recognized for these options over the option vesting periods based on the difference between the market value and exercise price of the options.

NOTE 13 - LEASE COMMITMENTS

The Company leases administrative offices, warehouse facilities, and certain production equipment under capital and operating leases. Future minimum lease payments under noncancellable operating leases due over the next five years, and thereafter, aggregate $1,833 at December 31, 1995.

Rent expense including common area and other charges and percentage rent during 1995, 1994 and 1993 was $1,561, $5,521 and $7,234, respectively.

NOTE 14 - RELATED PARTY TRANSACTIONS

In connection with the Superior Eye Care acquisition, the Company entered into a management, services and office lease agreement to provide certain management and administrative services to a company controlled by a member of Benson's Board of Directors, for up to four successive five year terms for a fee subject to annual renegotiation. In consideration for the services provided, the Company recognized management fees of $2,591 and $6,339 during 1995 and 1994, respectively. This agreement was cancelled upon the sale of Superior Eye Care on June 28, 1995.

NOTE 15 - COMMITMENTS AND CONTINGENCIES

ORC has been named a potentially responsible party ("PRP"), along with several other entities with significant operations, by the U.S. Environmental Protection Agency ("EPA"), under the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA") of 1980, with respect to the cleanup of hazardous substances and ground water contamination in the San Gabriel Valley Aquifer, which has been designated a "Superfund Site" by the EPA. Other entities have been named by the EPA as responsible parties. Although CERCLA technically imposes joint and several liability upon each PRP at each site, the extent of ORC's required financial contribution to the cleanup is expected to be limited based on the documented contribution of contaminants by each of the PRP's as well as the number and relative financial strength of the primary contributors of pollutants. In 1994, the EPA estimated that remediation costs for the study area (a unit within the larger Superfund Site) to be approximately $100 million. A steering committee comprised of several of the PRP's has proposed an alternate plan with an estimated cost of $30 to $40 million; the EPA has indicated a willingness to adopt the alternate plan. ORC has no record of its use of any contaminants identified in the groundwater by the EPA and expects that the remediation for the study area will be borne primarily by the parties that caused the contamination. Management believes that any reasonably possible loss in this matter is remote and unlikely to have an adverse material effect on the financial position, results of operations, liquidity or cash flows of the Company, if resolved unfavorably to the Company.

The Company is subject to various litigation incidental to the business. Irrespective of any indemnification that may be received, the Company does not believe that exposure on any matter will result in a significant impact on the Company or its results of operations.

NOTE 16 - INDUSTRY SEGMENTS

The Company currently classifies its continuing operations in two core business segments: Sunglass Group and Optical Technologies Group. The Sunglass Group includes the Foster Grant Group and Bolle America. The Optical Technologies Group includes ORC Lighting Products, ORC Electronic Products and ORC Electroformed Products for a full year in 1995 and three months in 1994. Corporate and Other includes head office expenses and the results of other non-core businesses divested during 1995 and 1994 (Note 5).

                                   1995         1994
                                   ----         ----
NET SALES
Sunglass Group                  $ 122,462    $ 124,621
Optical Technologies Group         38,122        9,165
Corporate and Other                 3,122       30,134
                                ---------    ---------
  Total Net Sales               $ 163,706    $ 163,920
                                =========    =========

OPERATING INCOME (LOSS)
  AFTER SPECIAL CHARGES AND
  MERGER RELATED EXPENSES
Sunglass Group                  $  (9,530)   $  12,881
Optical Technologies Group          7,094        2,268
Corporate and Other                (7,942)      (1,712)
                                ----------   ---------
  Total Operating Income (Loss) $ (10,378)   $  13,437
                                =========    =========

IDENTIFIABLE ASSETS
Sunglass Group                  $ 123,636    $ 100,695
Optical Technologies Group         45,188       43,722
Corporate and Other                   604       13,228
                                ---------    ---------
  Total Identifiable Assets     $ 169,428    $ 157,645
                                =========    =========

DEPRECIATION AND AMORTIZATION
Sunglass Group                  $   8,221    $   5,047
Optical Technologies Group            915           60
Corporate and Other                 1,391        1,691
                                ---------    ---------
  Total Depreciation
  and Amortization              $  10,527    $   6,798
                                =========    =========

CAPITAL EXPENDITURES
Sunglass Group                  $  16,446    $   8,369
Optical Technologies Group          1,110          215
Corporate and Other                   425        2,130
                                ---------    ---------
  Total Capital Expenditures    $  17,981    $  10,714
                                =========    =========

Operating income represents earnings before interest expense and income taxes. Identifiable assets are those assets employed in each segment's operation including goodwill allocated to each segment at acquisition.

Quarterly Financial Data
(Dollars in thousands,
except per share data)




                                         For the year ended December 31, 1995*

                                           Q1                   Q2                 Q3                  Q4
- ----------------------------------------------------------------------------------------------------------------------------------
Net sales                               $45,502              $51,602            $35,383              $31,219
Gross profit                             22,416               25,516             14,934               11,567
Net income (loss)
  from continuing operations              2,743                3,478            (12,131)              (5,060)
Income (loss) per share
  from continuing operations            $  0.16              $  0.20            $ (0.69)             $ (0.29)



                                         For the year ended December 31, 1994*

                                           Q1                   Q2                   Q3                  Q4
- ----------------------------------------------------------------------------------------------------------------------------------
Net sales                               $47,495              $50,677            $28,868              $36,880
Gross profit                             24,938               27,563             15,661               18,268
Net income (loss)
  from continuing operations              4,091                5,386               (568)              (3,050)
Income (loss) per share
  from continuing operations            $  0.23              $  0.30            $ (0.03)             $ (0.17)





                                         For the year ended December 31, 1993*

                                           Q1                   Q2                   Q3                  Q4
- ----------------------------------------------------------------------------------------------------------------------------------
Net sales                               $21,223              $26,973            $27,515              $24,750
Gross profit                             11,740               15,519             15,371               14,439
Net income (loss)
   from continuing operations               835                2,095               (917)              (3,165)
Income (loss) per share
   from continuing operations           $  0.04              $  0.12            $ (0.05)             $ (0.18)



* Includes the results of operations of Bolle America which was acquired on November 2, 1995. The acquisition was accounted for as a pooling of interests. See quarterly financial data for Bolle America on the following page.

Quarterly Financial Data
Bolle America, Inc.
(Dollars in thousands,
except per share data)





                                          For the year ended December 31, 1995

                                           Q1                  Q2                   Q3*                 Q4*
- ----------------------------------------------------------------------------------------------------------------------------------
Net sales                              $  5,290             $  7,731
Gross profit                              2,874                4,036
Net income (loss)                           203                  769



                      For the year ended December 31, 1994

                                           Q1                  Q2                   Q3                  Q4
- ----------------------------------------------------------------------------------------------------------------------------------
Net sales                              $  5,063             $6,423               $5,841               $5,767
Gross profit                              2,667              3,710                2,297                2,906
Net income                                  328                808                  420                  381



                      For the year ended December 31, 1993

                                           Q1                  Q2                   Q3                  Q4
- ----------------------------------------------------------------------------------------------------------------------------------
Net sales                              $  4,121             $4,680               $4,779               $4,797
Gross profit                              2,003              2,506                2,364                2,378
Net income                                   97                479                  412                  317



Note: Q3 and Q4 1995 are not presented as the pooling of interests occurred before such results were reported on a stand-alone basis.

                            SELECTED FINANCIAL DATA



(Dollars in thousands
except per share data)          1995(A)           1994(A)             1993(A)            1992(A)            1991
- ----------------------------------------------------------------------------------------------------------------------------------
Net Sales                      $ 163,706         $ 163,920           $ 100,461          $ 32,237          $ 21,141

Net income (loss)                 (6,760)           10,166              (1,152)           (2,072)               98

Net income (loss)
   per share                       (0.38)             0.58               (0.07)            (0.35)             0.04

Total assets                     296,744           254,180              84,773            26,602            12,773

Long-term debt                    59,556            56,244               1,133             7,234             2,346

Stockholders' equity (B)         131,057           110,990              41,033             5,725             1,158





(A) The comparability of the selected financial data presented is significantly affected by business combinations and divestitures consummated during 1992, 1993, 1994 and 1995. See accompanying notes to consolidated financial statements.

(B)  Dividends of $50 were declared and paid in 1994 by Bolle America.

         (C)     EXHIBITS.

                 The following exhibits are filed herewith:

                 23.1    Consent of Price Waterhouse LLP.

                 23.2    Consent of KPMG Peat Marwick LLP.

                 27 Financial Data Schedule (for electronic filing only).

                 99.1 Press Release, dated June 4, 1996, announcing withdrawal of BEC's proposal to acquire ILC.

                 99.2    Letter, dated May 30, 1996, from BEC to ILC.

                 99.3    Letter, dated June 4, 1996, from BEC to ILC.

                                BEC GROUP, INC.

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        BEC GROUP, INC.



                                        By: /s/ IAN ASHKEN
                                            ------------------------------
                                            Ian Ashken
                                            Chief Financial Officer


DATE:    JUNE 7, 1996

                                 EXHIBIT INDEX


                          NUMBER                          EXHIBIT
                          ------                          -------


                           23.1       Consent of Price Waterhouse LLP                                       filed herewith


                           23.2       Consent of KPMG Peat Marwick LLP                                      filed herewith


                           27         Financial Data Schedule (for electronic filing only).                 filed herewith


                           99.1       Press Release, dated 4, 1996, announcing withdrawal of                filed herewith
                                      BEC proposal to acquire ILC


                           99.2       Letter, dated May 30, 1996, from BEC to ILC.                          filed herewith


                           99.3       Letter, dated June 4, 1996, from BEC to ILC.                          filed herewith

